MANAGEMENT CONTINUITY AGREEMENT
This Agreement dated as of the ___ day of December, 2007 between                     (the “Executive”) and Goodrich Corporation, a New York corporation (the “Company”).
          WHEREAS, Executive and the Company desire to set forth certain compensation and benefits that Executive shall receive upon the happening of certain events affecting Executive and the Company, and
WITNESSETH:
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:
     1. Term. This Agreement shall commence on the date hereof and shall continue until the Date of Termination as set forth in Section 8 hereof.
     2. Period of Employment. Executive’s “Period of Employment” shall commence on the date on which a Change in Control occurs and shall end on the date that is 24 months after the date on which such Change in Control occurs. Notwithstanding the foregoing, however, Executive’s Period of Employment shall not extend beyond any Mandatory Retirement Date (as hereinafter defined in Section 3) applicable to Executive.
     3. Certain Definitions. For purposes of this Agreement:
     (a) A “Change in Control” shall mean:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding Shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding Shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as Shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
     (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
     (iii) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as Shareholders of the Company, more than 70% of, respectively, the then outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
     (iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding Shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as Shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
          (b) The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (c) The term “Mandatory Retirement Date” shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company’s pension, profit-sharing, and deferred compensation plans, are exempt from the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., which date shall not in any event be earlier for any executive than the last day of the month in which such Executive reaches age 65.
          (d) The term “Payment Period” shall mean 36 months.
     4. Compensation during Period of Employment. For so long during Executive’s Period of Employment as Executive is an employee of the Company, the terms and conditions of Executive’s employment shall be as follows:
          (a) Executive shall continue to receive Executive’s full base salary at the rate in effect immediately prior to the Change in Control. Executive’s base salary shall be increased annually, with each such increase due on the anniversary date of Executive’s most recent previous increase. Each such increase shall be no less than an amount which at least equals on a percentage basis the mean of the annualized percentage increases in base salary for all elected officers of the Company during the two full calendar years immediately preceding the Change in Control;
          (b) Executive shall continue to participate in all benefit and compensation plans and programs (including but not limited to equity compensation, cash incentive, qualified and non-qualified pension and savings plans, flexible benefits, life insurance, health and welfare, and disability plans and programs) in which Executive was participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels at least as favorable as those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;

          (c) Executive shall continue to receive all fringe benefits, perquisites, and similar arrangements which Executive was entitled to receive immediately prior to the Change in Control, or fringe benefits, perquisites and similar arrangements which are substantially similar as those Executive was receiving immediately prior to the Change in Control;
          (d) Executive shall continue to receive annually at least the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control; and
          (e) Executive shall not have any obligation to travel on the Company’s business in excess of Executive’s business travel obligations as in effect immediately prior to the Change in Control. In addition, Executive’s place of employment shall not, without Executive’s consent, be relocated to a location which is more than fifty (50) miles from the offices of the Company at which Executive was employed immediately prior to the Change in Control, and if Executive does consent to such a relocation, the Company shall (A) pay or reimburse Executive, in accordance with the Company’s relocation policy for its employees in existence immediately prior to a Change in Control, for all reasonable costs and expenses, plus “gross-ups” referred to in such policy incurred by Executive relating to a change of Executive’s principal residence in connection with such relocation, and (B) indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (1) Executive’s aggregate investment in such residence or (2) the fair market value of such residence as determined by the relocation management organization used by the Company immediately prior to the Change in Control (or other real estate appraiser designated by Executive and reasonably satisfactory to the Company)) realized in the sale of Executive’s principal residence in connection with any such change of residence.
     5. Compensation upon Termination of Employment. If, during the Period of Employment, the Company shall terminate Executive’s employment for any reason (other than for a reason as expressly provided in Section 6(a) hereof), or if Executive shall terminate Executive’s employment for “Good Reason” (as hereinafter defined in Section 6(b)) then the Company shall be obligated to compensate Executive as follows and no payments or benefits received pursuant to this Section 5 shall be reduced or terminated as a result of Executive reaching the Mandatory Retirement Date:
          (a) The Company shall pay to Executive in a lump sum, on the fifth business day following the Date of Termination (as hereinafter defined in Section 8), an amount equal to one-twelfth of Executive’s annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.
          (b) The Company shall pay Executive in a lump sum, on the fifth business day following the Date of Termination, an amount equal to the product of:
     (i) the number of months in the Payment Period, and

          (ii) one-twelfth of the greatest of: (A) the amount most recently paid to Executive under the Annual Incentive Plan (as defined below) for a full calendar year; (B) Executive’s “target incentive amount” under the Annual Incentive Plan for the calendar year in which his/her Date of Termination occurs; or (C) Executive’s “target incentive amount” under the Annual Incentive Plan in effect prior to the Change in Control for the calendar year in which the Change in Control occurs.
The “Annual Incentive Plan” means, for any period described in clause (ii) of this Section 5(b), the Company’s Senior Executive Management Incentive Program or Management Incentive Program, as applicable to Executive, or, if such programs are or were not in effect during such period, such other annual bonus plan (if any) for which Executive was eligible during such period. Executive’s “target incentive amount” under the Annual Incentive Plan is determined by multiplying Executive’s base salary by the incentive target percentage, which is applicable to Executive’s incentive category under the Annual Incentive Plan. The payment required by this Section 5(b) shall be in addition to, and not in lieu of, any payments required to be made to Executive under the Annual Incentive Plan as a result of the occurrence of the Change in Control.
     (c) The Company shall provide health and welfare benefits to Executive as follows:
     (i) If Executive is under age 55, or over the age of 55 but not eligible to retire, or eligible to retire but not eligible for Company subsidized retiree health and welfare benefits, at the Date of Termination the Company shall provide Executive with health and welfare benefits for the Payment Period providing, in the aggregate, benefits which have an economic value at least as favorable to Executive as the health and welfare benefits provided to Executive immediately prior to the Date of Termination with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change in Control.
     (ii) If Executive is age 55 or over and eligible to retire on the Date of Termination and eligible for Company subsidized health and welfare benefits on the Date of Termination, the Company shall provide Executive with those health and welfare benefits to which Executive would be entitled under the Company’s general retirement policies if Executive retired on the Termination Date with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change in Control with respect to individuals who retire at age 65, regardless of Executive’s actual age on the Termination Date, provided such benefits would be at least equal to those which would have been payable if Executive had been eligible to retire and had retired immediately prior to the Change in Control. Such benefits shall be provided for the remainder of Executive’s lifetime. Health and welfare benefits for the Executive’s eligible family members shall be provided pursuant to the terms and conditions of the applicable plan documents.
     (iii) The benefits provided pursuant to this Section 5(c) that are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be treated as set forth in this Section 5(c)(iii), notwithstanding any other provision hereof. The amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the Payment Period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B). To the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No such benefit may be liquidated or exchanged for another benefit.
          (d) The Company shall for the Payment Period continue, and Executive shall be entitled to receive an annual executive physical and tax and financial planning services which in the aggregate have an economic value at least as favorable to Executive as those Executive was entitled to receive or participate in immediately prior to the Date of Termination. The amount of such services provided during any given taxable year of Executive shall not affect the amount of such services provided in any other taxable year of Executive, and such services may not be liquidated or exchanged for another benefit. To the extent that any such services are provided by reimbursing expenses incurred by Executive, no reimbursement for any given expense shall be made later than the last day of Executive’s taxable year following the year in which such expense was incurred by Executive.
          (e) If Executive is eligible for benefits under the defined benefit retirement plans or programs in which Executive participates (the “Pension Plans”), the Company shall, in addition to the benefits to which Executive is entitled under the Pension Plans, pay Executive an additional amount (the “Additional Pension”), such that the sum of the Additional Pension and Executive’s benefits under the Pension Plans (calculated as actuarial equivalent lump sum amounts) equals the lump sum value of the retirement pension to which Executive would have been entitled under the terms of the Pension Plans, based on the following:

     (i) The length of the Payment Period will be added to:
     (A) total years of continuous service for determining the amount of benefit accrual, except if Executive no longer earns service toward benefit accrual as a result of Executive electing “Savings Plus”, as defined below,
     (B) the age which Executive will be considered to be for the purposes of determining eligibility for normal or early retirement calculations,
     (C) the age used for determining the amount of any early retirement reduction, but not for determining vesting, and
     (D) the age used for the actuarial equivalent lump sum value calculation.
“Savings Plus” means Executive elected to receive enhanced Company contributions under the Savings Plan (as defined in Section 5(f) but to freeze benefit service up to June 30, 2006 under the Pension Plans.
     (ii) For the purposes of calculating benefit accrual, the amount of compensation Executive will be deemed to have received during each month of Executive’s Payment Period shall be equal to the sum of Executive’s annual base salary prorated on a monthly basis as provided for under Section 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Annual Incentive Plan the greatest of one-twelfth of:
     (A) the amount most recently paid to Executive for a full calendar year,
     (B) Executive’s “target incentive amount” for the calendar year in which Executive’s Date of Termination occurs, or
     (C) Executive’s “target incentive amount” in effect prior to the Change in Control for the calendar year in which the Change in Control occurs.
Attached as Exhibit 1 is an illustration, not intending to be exhaustive, of examples of how inclusion of the Payment Period may affect the calculation of Executive’s retirement benefit. The Company shall pay Executive the Additional Pension in a lump sum on the fifth business day following the Date of Termination.

          (f) The Company shall, in addition to the benefits to which Executive is entitled under the Goodrich Corporation Employees’ Savings Plan and any successor thereto (the “Qualified Savings Plan”) and the Goodrich Corporation Savings Benefit Restoration Plan and any successor thereto (the “Restoration Plan” and together with the Qualified Savings Plan, the “Savings Plans”), pay Executive the following additional amounts:
     (i) a lump sum equal to the amount (if any) of Company contributions credited to Executive’s account in the Qualified Savings Plans on or before the Date of Termination that is forfeited as a result of the termination of Executive’s employment,
     (ii) an additional benefit equal to the amount (if any) of Company contributions credited to Executive’s account in the Restoration Plan on or before the Date of Termination that is forfeited as a result of the termination of Executive’s employment, and
     (iii) a lump sum equal to equal to three times the sum of (A) the Company matching contributions and (B) the discretionary Company contributions, in each case that were credited to Executive’s accounts in the Savings Plans during the Applicable Plan Year (as defined below).
The “Applicable Plan Year” means, as between the most recent plan year ending on or before the date of the Change in Control and the most recently completed plan year ending on or before the Date of Termination, the plan year in which the total matching and other Company contributions credited to Executive’s accounts in the Savings Plans were the greater.
The Company shall pay Executive the lump sum amounts described in clauses (i) and (iii) above on the fifth business day following the Date of Termination. The Company shall pay Executive the additional benefit described in clause (ii) at the same time or times and in the same form of payment as the forfeited Company contributions would have been paid pursuant to the Restoration Plan, if they had not been forfeited.
     6. Termination.
          (a) Termination without Compensation. If Executive’s employment or the term of this Agreement is terminated for any of the following reasons and in accordance with the provisions of this Section 6, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Section 5:
     (i) If prior to the Commencement of the Period of Employment, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after a written Notice of Termination (as hereinafter defined in Section 7) is given, Executive shall not have returned to the full-time performance of Executive’s duties (“Incapacity Discharge”);
     (ii) If prior to the Commencement of the Period of Employment, the Company shall desire to terminate this Agreement without Cause as of the Date of Termination as provided in a written Notice of Termination.
     (iii) If the Company shall have Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon (A) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, and after Executive has been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct Executive’s performance, or (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company. For purposes of the foregoing definition of “Cause”, no act, or failure to act, on Executive’s part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clauses (A), including the expiration of the Cure Period without the correction of Executive’s performance, or (B) of this Section 6(a)(iii) and specifying the particulars thereof in detail.
     (iv) This Agreement shall terminate upon the death, retirement or voluntary resignation of Executive prior to the commencement of the Period of Employment.
          (b) Termination with Compensation. If Executive terminates his/her employment or his/her employment terminates for any of the following reasons and in accordance with the provisions of this Section 6(b), Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as described below:
     (i) Executive may terminate his/her employment with the Company at any time during the Period of Employment for Good Reason (“Good Reason Termination”) and shall receive all of the benefits and payments provided in Section 5, provided that (A) Executive gives a Notice of Termination pursuant to Section 7 to the Company that “Good Reason” (as defined below) has occurred, not later than 90 days after such occurrence, and (B) the Company fails to cure such occurrence within 30 days after receiving such notice. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence during the Period of Employment, without Executive’s express written consent, of (1) any material reduction in Executive’s duties, authority or responsibilities, any material diminution in the authority, duties or responsibilities of the individual or group of individuals to which Executive is required to report, or any material diminution in the budget over which Executive retains authority, in each case as in effect immediately prior to the Change in Control, or (2) any material breach by the Company of its obligations under Section 4.
     (ii) If Executive dies while employed by the Company during the Period of Employment while having cause to terminate his/her employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive’s beneficiary or beneficiaries named on Exhibit 2 to this Agreement (or Executive’s estate if Executive has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a) and 5(b) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive’s employment with the Company.
     (iii) If, during the Period of Employment, Executive either (A) retires from employment with the Company or (B) if the Company discharges Executive due to an Incapacity Discharge, in either case while having cause to terminate his/her employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7) Executive shall receive all of the benefits and payments provided in Section 5.
     (iv) If after the commencement of the Period of Employment, the Company discharges Executive without Cause, Executive shall receive all of the benefits and payments provided in Section 5.
     7. Notice of Termination. Any termination of Executive’s employment by the Company, the termination of this Agreement by the Company, or any termination by Executive as a Good Reason Termination shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a “Notice of Termination.” Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The Notice of Termination for a Good Reason Termination must be provided by Executive not later than 90 days after “Good Reason” has occurred.
     8. Date of Termination. “Date of Termination” shall mean:
          (a) If Executive terminates Executive’s employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than 90 days after Notice of Termination is given. The Date of Termination shall not be any date prior to the date on which the 30 day cure period (as provided in Section 6(b)(i)) expires without the correction by the Company.
          (b) If Executive’s employment is terminated for Cause under Section 6(a)(iii), the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive’s performance.
          (c) If Executive’s employment pursuant to this Agreement is terminated following absence due to physical incapacity, under Section 6(a)(i), then the Date of Termination shall be 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period).
          (d) If the Company desires to terminate this Agreement without Cause, then the date specified in the Notice of Termination, which shall be at least 36 months after Notice of Termination is given.
          (e) A termination of employment by either the Company or by Executive shall not affect any rights Executive or Executive’s surviving spouse or beneficiaries may have pursuant to any other agreement or plan of the Company providing benefits to Executive, except as provided in such agreement or plan.
The Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination of Executive’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A of the Code that occurs on the “Date of Termination” as defined in this Section 8.
     9. Certain Additional Payments.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Subsection 9(c), all determinations required to be made under this Section 9, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 9 shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive or for Executive’s benefit.
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive or his/her representative is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall remit the amount of such payment to Executive or to the appropriate taxing authority on Executive’s behalf, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, at any time after receiving a Gross-Up Payment or after the Company has remitted an amount pursuant to Subsection 9(c), Executive receives any refund of the associated Excise Tax, Executive shall (subject to the Company’s having complied with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon net of all taxes applicable thereto). If, after the Company has remitted an amount pursuant to Section 9(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then Executive shall not be required to pay such amount to the Company, and any Gross-Up Payment owed to Executive shall be reduced (but not below zero) by such amount.
          (e) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding. In addition: (1) the Company shall pay the fees and expenses of the Accounting Firm not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm; and (2) the Company shall pay all other amounts that it is required to pay to or on behalf of Executive under this Section 9 not later than the end of the calendar year following (A) the calendar year in which the related taxes are remitted to the applicable taxing authority, or (B) in the case of amounts relating to a claim described in Section 9(c) that does not result in the remittance of any taxes, the calendar year in which the claim is finally settled or otherwise resolved.
     10. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive’s employment with the Company, or otherwise. Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis, health and welfare benefits, an annual executive physical, and tax and financial services otherwise receivable by Executive pursuant to Sections 5(c) or 5(d) shall be reduced to the extent comparable benefits and services are made available to Executive at his/her new employment and any such benefits and services actually received by Executive shall be reported to the Company by Executive.
          The provisions of the Agreement, and any payment or benefit provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish Executive’s existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.
     11. Successors and Binding Agreement
          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.
          (b) This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
          (c) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Section 5 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
     12. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.
     13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.
     14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.
     15. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     17. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
     18. Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
     19. Legal Fees and Expenses. The Company shall pay, within 10 days after receiving an invoice therefore, and be solely responsible for, any and all attorneys’ and related fees and expenses incurred by Executive, at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the date of the Change in Control, to enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof, regardless of the outcome thereof; provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by Executive if the finder of fact in such action determines that Executive’s position in such action was frivolous or maintained in bad faith; and provided, further, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year. To the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No such benefit may be liquidated or exchanged for another benefit.
     20. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on Executive’s part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination or purported termination of Executive’s employment or of this Agreement, for any reason other than those set forth in Sections 6(a)(i), 6(a)(iii) or 6(a)(iv), following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall (unless such termination is conclusively demonstrated to have been wholly unrelated to any such activity relating to a Change in Control) be deemed to be a termination of Executive’s employment after a Change in Control for purposes of this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the day prior to such termination.
     21. Right of Setoff. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive’s designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.
     22. Rights to Other Benefits. The existence of the Agreement and Executive’s rights hereunder shall be in addition to, and not in lieu of, Executive’s rights under any other of the Company’s compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.
     23. Superseded Agreement. Any agreement between Executive and the Company or any affiliate of the Company, including any amendments thereto, relating to the same subject matter as this Agreement, (“Prior CIC Agreement”) is hereby superseded in its entirety by this Agreement, shall be of no further force and effect as of the date of this Agreement and any rights that Executive may have under the Prior CIC Agreement are hereby waived.
     24. 409A Compliance. Notwithstanding any other provisions of this Agreement herein to the contrary and to the extent applicable, the Agreement shall be interpreted, construed and administered so as to comply with the provisions of Section 409A of the Code and any related Internal Revenue Service guidance promulgated thereunder. Executive and the Company acknowledge that it may be necessary to amend the Agreement, within the time period permitted by the applicable Treasury Regulations, to make changes so as to cause payments and benefits under this Agreement not to be considered “deferred compensation” for purposes of Section 409A of the Code, to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code. Executive hereby agrees that the Company may, without any further consent from Executive, make any and all such changes to the Agreement as may be necessary or appropriate to avoid the imposition of penalties on Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to Executive of the payments and benefits to, or otherwise adversely affecting the rights of, Executive under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Goodrich Corporation
By:

Executive

Exhibit 1
     A. If as of Executive’s Date of Termination Executive’s actual years of service plus the length of Executive’s Payment Period is at least 5, then
     1. If as of Executive’s Date of termination Executive’s age plus the length of Executive’s Payment Period is at least 65, Executive’s retirement benefit under Section 5 will be calculated as a “normal retirement” benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participate had Executive accumulated continuous service equal to such sum; and
     2. If as of Executive’s Date of Termination Executive’s age plus the length of Executive’s Payment Period is at least 55 but less than 65, Executive’s retirement benefit under Section 5 will be calculated as an “early retirement” benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated continuous service equal to such sum. The early retirement reduction used shall be the reduction factor for early retirement, calculated to Executive’s actual age at Executive’s Date of Termination plus the length of Executive’s Payment Period.
     Furthermore, if Executive is entitled to the special Benefit Service provision under the Goodrich Corporation Employees’ Pension Plan by virtue of having been a participant in the Goodrich Predecessor Plan as of December 31, 1989 and if the sum of Executive’s actual years of service plus the length of Executive’s Payment Period is at least 10 but less than 24, then for purposes of Section 5 Executive will also receive an Additional Credit for up to 4 years. The Additional Credit Executive will receive will depend upon the sum of the years of Executive’s actual service plus the length of Executive’s Payment Period and be equal to the lesser of:
(x) 4 years of Additional Credit; or
(y) The amount of Additional Credit needed such that, when added to the sum of Executive’s actual years of service plus the length of Executive’s Payment Period, it will create a total of exactly 24.
     No Additional Credit will be applied if the sum of Executive’s actual years of service plus the length of Executive’s Payment Period is 24 or greater. Executive will not receive any Additional Credit if Executive commenced employment with the Company on or after January 1, 1990.
     B. If as of Executive’s Date of Termination the sum of Executive’s actual years of service plus the length of Executive’s Payment Period is less than 5, or Executive’s age plus the length of Executive’s Payment Period is less than 55, Executive’s retirement benefit under Section 5 will be calculated as a “deferred vested pension” to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated continuous service equal to such sum. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to Executive’s actual age at Executive’s Date of Termination plus the length of Executive’s Payment Period.
For purposes of Section 5, “actuarial equivalent” shall be determined using the same methods and assumptions as those utilized under the Company’s retirement plans and programs immediately prior to the Change in Control.

EXHIBIT 2
BENEFICIARY DESIGNATION
I hereby designate the following person(s) as a beneficiary for the purposes of Section 6(b) to the extent of the percentage interest listed next to their name:

Name	Percentage Interest

Total (cannot exceed 100%)

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